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                                                                    EXHIBIT 12.1

                       Statement re computation of ratios


(Thousands of Dollars)
                                                 Years Ended September 30,
                                            2001       2000       1999    1998
Earnings:
  Income from continuing operations       49,214     30,356     17,028      --
  Amortization of capitalized interest       171         --         --      --
                                         -------------------------------------
     Subtotal                             49,385     30,356     17,028      --

Add fixed charges:
  Interest on long-term debt               3,937         --         --      --
  Capitalized interest                     8,987      2,559         --      --
                                         -------------------------------------

Total Fixed Charges                       12,924      2,559         --      --

Total Earnings                            62,309     32,915     17,028
  Less Interest Capitalized               (8,987)    (2,559)        --      --
                                         -------------------------------------
     Revised Earnings Subtotal            53,322     30,356     17,028      --

Ratio of Earnings to Fixed Charges          4.1X      11.9X         --      --